GRANT THORNTON LLP 200 S ORANGE AVENUE, SUITE 2050 ORLANDO, FL 32801 D 407.481.5100 F 407.481.5190 S lnkd.in/grantthorntonus twitter.com/grantthorntonus	June 21, 2021
U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549
RE: Bluegreen Vacations Holding Corporation File No. 001-09071

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Bluegreen Vacations Holding Corporation dated June 21, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

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